For Immediate Release

Ameris Bancorp and Fidelity Southern Corporation Shareholders Approve Merger

Moultrie, GA and Atlanta, GA, May 6, 2019 /PRNewswire/ -- Ameris Bancorp (Nasdaq: ABCB) (“Ameris”), the parent company of Ameris Bank, and Fidelity Southern Corporation (Nasdaq: LION) (“Fidelity”), the parent company of Fidelity Bank, jointly announced that, at their respective special meetings of shareholders held today, shareholders of both companies have voted to approve all proposals necessary to complete the merger of Fidelity with and into Ameris. The transaction is expected to close in the second quarter of 2019 and remains subject to the receipt of regulatory approvals and other customary closing conditions.
The final voting results on all proposals for each company’s special meeting will be filed with the SEC in separate Form 8-Ks and will also be made available by Ameris on its website at http://www.AmerisBank.com and by Fidelity on its website at www.FidelitySouthern.com, respectively, after certification by each company’s inspector of elections.
Cautionary Statements Regarding Forward-Looking Information
This news release contains forward-looking statements, as defined by federal securities laws, including the expected timing of the proposed merger between Ameris and Fidelity. The forward-looking statements in this news release are based on current expectations and involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements, including the parties’ ability to consummate the proposed merger or satisfy the conditions to the completion of the proposed merger, including the receipt of required regulatory approvals, on the terms expected or on the anticipated schedule. For a discussion of some of the other risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to Ameris’s and Fidelity’s filings with the Securities and Exchange Commission, including their respective Annual Reports on Form 10-K for the year ended December 31, 2018 and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date they are made, and neither Ameris nor Fidelity undertakes any obligation to update or revise forward-looking statements.

Ameris Bancorp
Ameris Bancorp is a bank holding company headquartered in Moultrie, Georgia and the parent of Ameris Bank, a Georgia state-chartered bank. Ameris Bank currently has 114 branches in Georgia, Alabama, Florida and South Carolina.
Fidelity Southern Corporation
Fidelity Southern Corporation, through its operating subsidiaries, Fidelity Bank and LionMark Insurance Company, provides banking services and Wealth Management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. Indirect auto loans are provided in Georgia and Florida and mortgage loans are provided throughout the South, while SBA loans are originated nationwide. For additional information about Fidelity's products and services, please visit the website at www.FidelitySouthern.com.